PROSPECTUS Dated November 10, 2004                   Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                  Dated November 17, 2004
                                                                  Rule 424(b)(3)


                                 Morgan Stanley


                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                  Euro Fixed Rate Senior Bearer Notes Due 2010
                             -----------------------


     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G (Euro Fixed Rate Senior Bearer Notes Due 2010) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic  features of this type of note in the section  called
"Description  of  Notes--Fixed  Rate  Notes"  in  the  accompanying   prospectus
supplement, subject to and as modified by the provisions described below.


Principal Amount:         (Euro) 50,000,000

Maturity Date:            January 4, 2010

Settlement Date
  (Original Issue Date):  December 3, 2004

Interest Accrual Date:    December 3, 2004

Issue Price:              99.61%

Agents' Discounts and
  Commissions:            .25%

Specified Currency:       Euro

Redemption Percentage
  at Maturity:            100%

Initial Redemption
  Percentage:             N/A

Annual Redemption
  Percentage Reduction:   N/A


Optional Repayment
  Date(s):                N/A

Maximum Interest Rate:    N/A

Minimum Interest Rate:    N/A

Interest Rate:            3.40% per annum

Interest Payment Dates:   Each January 4, commencing January 4, 2005; provided
                          that if any such day (including the maturity date) is not a business day, that interest payment will be made on the next succeeding business day; provided further that no adjustment will be made to any interest payment made on that succeeding business day.

Interest Payment Period:  Annual

Denominations:            Euro 1,000

Business Day:             New York, London and TARGET

Common Code:              020647043

ISIN:                     XS0206470436

Other Provisions:         None





        Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY